EXHIBIT 10.21

Inner Mongolia Electrical Vocational Technical School

New Campus Student’s Dorm Construction Engineering Projection

Cooperation Agreement

Party A: Inner Mongolia Electrical Vocational Technical School

Party B: Inner Mongolia Jin Ma Real Estate Development Limited Liability Company

According to the P.R.C. Contract Law, after both parties’ kind negotiation and based on the principal of equality, reasonableness, reciprocity, both parties agree to sign the following contract:

I.	Projection Content

1.         Engineering Content: construct 5 new student dorms (It is for structural engineering. It does not include electrical). The total construction area is 47,409.75 m2.

2.         Period of Construction: begin on December 1, 2007; finish it on August 20, 2008; open to move in: August 25, 2008.

3.         Construction Standard: according to national and professional standard and following the designed drawing that provided by Party A.

4.         Engineering Fitment: External wall: middle grade painting; Ground: first floor and 1-5 stairways: middle or low grade granite; other area: middle grade and 60cm ground-brick; the door of dorms: middle or low grade keep-the-thief-out door. The material for fitment is middle grade and both parties will make sure the material quality.

5.	Engineering Quality: equal or over the professional standard

II.	Both parties’ Liabilities:

1.	Party A’s Liabilities:

1)	Party A will provide the construction land, water, electrical, heating and other relative items to Party B.

2)	In the construction period, Party A will help Party B to process relative things. Party B will share Party A’s relative favorable policy A, but Party B will be responsible for all of the expense.

3)

In order to warrant the engineering quality and make sure the engineering is following the requirement of designed drawing, Party A entrust Quality Inspecto and Oversee department to oversee the engineering. Party A will responsible for the expense.

4)	Party A will be responsible for relative facilities for students’ living and study. Party A will responsible for the management of students.

5)	When the quality guarantee period is over, Party A will responsible for the maintenance of the dorms.

2.	Party B’s responsibilities:

1)

During the construction period, Party B will responsible for dealing with the process and applying for the construction permission certification. Party B will share Party A’s relative favorable policy. Party B will responsible for the relative expense.

2)	Party B will construct the dorms. Party B cannot subcontract them. Party B will be responsible for the relative expense.

3)	During the quality guarantee period, Party B will be responsible for dorm maintenance. The quality guarantee period is governed by the P.R.C. regulation.

4)	Party B has to finish the projection on time and let Party A to check the quality. Party B will give Party A the relative documents after the projection is completed.

III.	Both Parties’ Benefit:

1.         After the projection is finished, the benefit period for Party B is 26 years. After the benefit period (26 years) is over, the contract will be automatically cancelled and Party A will become the owner of the dorms.

2.         During the benefit period, Party A will pay Party B 4800000 RMB/year as rent (the total revenue for Party B is : 4800000*26=124800000). Party A have to pay the rent before October 20 each year. The first annual usage period for Party A begins August 25, 2008. If Party B can not complete the projection on time, it will be considered as delay of the projection. Therefore, the rent payment for Party B will be deducted. The deducted payment is measured by monthly rent payment. If Party A can not pay Party B on time, Party B will charge the late fee. The late fee is measured by 2%*unpaid amount.

3.         If Party A adds the keep-the-thief-out door and granite over normal situation to the dorms, the difference between the price of normal door and granite and the price of over normal door and granite will be paid by Party A. After the structural engineering is completed, Party A will pay Party B the full difference in one month.

IV.	Miscellaneous:

1.	Both parties can not put the building as a pledge in the Party B’s benefit period.

2.	The loss caused by irresistible force is governed by China government’s regulation.

3.	Party B will give Party A 1,000,000 RMB as deposit as soon as Party B signs the contract.

V.	Theresponsibilities for breach:

1.         In the construction period, if any Party is in breach of the contract, the Party who is in breach of the contract will pay the other comparative compensation.

2.         If Party B breaches the contract during the construction period, Party A has the right to cancel the contract and Party A will give a filing to Party B as cancellation, moreover, Party B cannot get back their investment in the projection. If Party A breach the contract during the construction period, Party B hold the right to cancel the contract and Party B will give a filing to Party A as cancellation, moreover, Party A will repay Party B the double investment of Party B in 15 days after the cancellation filing is given to Party A.

VI.	The annex and this agreement are equally valid.

VII.     The agreement will be put into effect after both parties signed and stamped it. There are four originals for the agreement and both parties hold two originals.

Signatures and seals

Date